MDU Resources Reports Second Quarter Earnings, Reaffirms 2018 Guidance

BISMARCK, N.D. — July 31, 2018 — MDU Resources Group, Inc. (NYSE: MDU) today reported second quarter earnings from continuing operations of $44.1 million, or 22 cents per share, compared to second quarter 2017 earnings from continuing operations of $43.8 million, or 22 cents per share. Including discontinued operations, MDU Resources reported second quarter earnings of $43.8 million, or 22 cents per share, compared to $40.6 million, or 21 cents per share, in 2017.

For the six months ended June 30, MDU Resources had earnings from continuing operations of $86.0 million, or 44 cents per share, compared to $79.3 million, or 40 cents per share, in 2017. Including discontinued operations, the company had earnings of $86.2 million, or 44 cents per share, compared to $77.8 million, or 40 cents per share, in 2017.

“We are pleased with our ongoing growth and solid operational execution,” said David L. Goodin, president and CEO of MDU Resources. “Our construction services business is experiencing an exceptional year, with to-date earnings nearly fifty percent higher than last year. We had a record combined backlog of $1.62 billion of work at our construction services and construction materials businesses at the end of the second quarter. We also recently announced our third construction materials acquisition of the year, and we continue to evaluate additional acquisition opportunities at both construction businesses.

“Our utility and pipeline businesses continue to successfully execute on several growth opportunities. Our two significant pipeline expansion projects underway this year are progressing on schedule and on budget, and we look forward to their completion later this year. With Bakken natural gas production at record levels, there is high demand for additional transportation capacity in the region. Construction also is progressing as expected on our wind farm expansion in southwestern North Dakota, with completion anticipated this fall, and on the 345-kilovolt transmission line partnership project from Ellendale, North Dakota, to Big Stone City, South Dakota. All our businesses are focused on growth, with significant opportunities ahead.”

Business Unit Highlights
Construction Materials and Services
The construction services business had earnings of $14.1 million in the second quarter, compared to $12.4 million for the same period in 2017. This business experienced tax benefits from the federal Tax Cuts and Jobs Act enacted in December. It also continued to see strong performance from its outside specialty contracting operations, including high demand for sales and rentals of the utility construction equipment it manufactures as well as electrical transmission, distribution and substation work. It also continues to perform a high volume of inside specialty contracting work, particularly for high-tech, health care and higher education customers. The construction services business had a record backlog of work at June 30 of $888 million, compared to $596 million in 2017.

Earnings at the construction materials business were $24.3 million in the second quarter, up from $21.2 million in the second quarter of 2017. The earnings increase reflects the benefits of federal tax reform. The company earlier this month announced that it acquired Molalla Redi-Mix and Rock Products Inc. south of Portland, Oregon, which is expected to be accretive to 2018 earnings. This acquisition follows two others this year, Teevin & Fischer Quarry LLC in northern Oregon acquired in April and Tri-City Paving Inc. in Little Falls,

Minnesota, acquired in June. The construction materials backlog of work at June 30 was $731 million, compared to $766 million in 2017.

Regulated Energy Delivery
The electric and natural gas utility earned $2.3 million in the second quarter, compared to $5.0 million in second quarter 2017. Electric sales volumes were approximately 5 percent higher compared to the same period last year, and natural gas sales volumes were approximately 2 percent higher. Earnings for the quarter reflect adjustments related to the Washington Utilities and Transportation Commission's recent decision on the company's natural gas rate case, including the effects of federal tax reform, as well as higher operating costs.

The pipeline and midstream business earned $5.7 million in the second quarter, up from $5.3 million in 2017. The company transported record volumes of natural gas through its system for the fourth consecutive quarter, partly due to completing two expansion projects in 2017 that increased capacity. Construction continues this summer on the 38-mile Valley Expansion project in eastern North Dakota and western Minnesota and the 13-mile Line Section 27 Expansion project in northwestern North Dakota. These projects, for which the company has customer commitments, are expected to add more than 200 million cubic feet per day of natural gas transportation capacity, bringing the company's total capacity to more than 1.8 billion cubic feet per day.

Guidance
MDU Resources reaffirmed that it expects earnings per share in the range of $1.25 to $1.45 in 2018, based on these assumptions:

•	Normal operating conditions and weather conditions, including precipitation and temperatures, across all service areas.

•	No significant acquisitions or divestitures.

•	Investing $672 million for capital projects.

•
Construction services revenues in the range of $1.45 billion to $1.60 billion and construction materials revenues in the range of $1.8 billion to $1.9 billion, with margins comparable to or slightly higher than 2017.

Corporate Strategy
MDU Resources’ strategy is to increase market share and profitability in its regulated energy delivery and construction materials and services businesses, while enhancing value through organic growth opportunities and strategic acquisitions of well-managed companies and properties. The company, on a consolidated basis, anticipates 5 to 8 percent long-term compound annual growth on earnings per share.

Conference Call
MDU Resources will discuss second quarter results on a webcast at 2 p.m. EDT Aug. 1. The event can be accessed at www.mdu.com. Webcast and audio replays will be available through Aug. 15 at 855-859-2056, or 404-537-3406 for international callers, conference ID 2767248.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Jason Vollmer, vice president, chief financial officer and treasurer, 701-530-1755

Forward-Looking Statements

The information contained in this press release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this press release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K. Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this press release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA, EBITDA from continuing operations, and adjusted gross margin, which are considered non-GAAP financial measures. The use of these non-GAAP measures should not be construed as alternatives to earnings, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its uniquely diverse operations. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.

Performance Summary and Future Outlook
Earnings

Business Line	Second Quarter 2018 Earnings	Second Quarter 2017 Earnings	YTD June 30, 2018 Earnings	YTD June 30, 2017 Earnings
	(In millions, except per share amounts)
Regulated energy delivery	$8.0	$10.3	$59.0	$56.5
Construction materials and services	38.4	33.6	30.0	21.0
Other and eliminations	(2.3)	(.1)	(3.0)	1.8
Earnings from continuing operations	44.1	43.8	86.0	79.3
Income (loss) from discontinued operations, net of tax	(.3)	(3.2)	.2	(1.5)
Earnings on common stock	$43.8	$40.6	$86.2	$77.8
Earnings per share:
Earnings from continuing operations	$.22	$.22	$.44	$.40
Discontinued operations, net of tax	—	(.01)	—	—
Earnings per share	$.22	$.21	$.44	$.40

Consolidated Statements of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline and midstream	$226.7	$225.5	$651.2	$659.1
Nonregulated pipeline and midstream, construction materials and contracting, construction services and other	837.9	842.1	1,389.7	1,346.5
Total operating revenues	1,064.6	1,067.6	2,040.9	2,005.6
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline and midstream	83.9	78.1	170.0	157.7
Nonregulated pipeline and midstream, construction materials and contracting, construction services and other	738.2	743.8	1,252.9	1,222.8
Total operation and maintenance	822.1	821.9	1,422.9	1,380.5
Purchased natural gas sold	56.2	57.7	238.2	250.6
Depreciation, depletion and amortization	53.5	51.6	106.3	103.0
Taxes, other than income	40.8	40.9	89.6	88.4
Electric fuel and purchased power	18.0	16.8	40.5	38.6
Total operating expenses	990.6	988.9	1,897.5	1,861.1
Operating income	74.0	78.7	143.4	144.5
Other income	1.6	1.8	2.2	4.1
Interest expense	20.8	20.8	41.3	41.1
Income before income taxes	54.8	59.7	104.3	107.5
Income taxes	10.7	15.3	18.3	27.5
Income from continuing operations	44.1	44.4	86.0	80.0
Income (loss) from discontinued operations, net of tax	(.3)	(3.2)	.2	(1.5)
Net income	43.8	41.2	86.2	78.5
Loss on redemption of preferred stocks	—	.6	—	.6
Dividends declared on preferred stocks	—	—	—	.1
Earnings on common stock	$43.8	$40.6	$86.2	$77.8

Earnings per common share – basic:
Earnings before discontinued operations	$.22	$.22	$.44	$.41
Discontinued operations, net of tax	—	(.01)	—	(.01)
Earnings per common share – basic	$.22	$.21	$.44	$.40
Earnings per common share – diluted:
Earnings before discontinued operations	$.22	$.22	$.44	$.40
Discontinued operations, net of tax	—	(.01)	—	—
Earnings per common share – diluted	$.22	$.21	$.44	$.40
Dividends declared per common share	$.1975	$.1925	$.3950	$.3850
Weighted average common shares outstanding – basic	195.5	195.3	195.4	195.3
Weighted average common shares outstanding – diluted	196.2	196.0	196.1	196.0

Selected Cash Flows Information
	Six Months Ended
	June 30,
	2018	2017
	(In millions)
Operating activities:
Net cash provided by continuing operations	$176.4	$105.7
Net cash provided by discontinued operations	.2	33.8
Net cash provided by operating activities	176.6	139.5
Investing activities:
Net cash used in continuing operations	(222.2)	(24.7)
Net cash provided by discontinued operations	—	2.2
Net cash used in investing activities	(222.2)	(22.5)
Financing activities:
Net cash provided by (used in) continuing operations	52.7	(123.0)
Net cash provided by discontinued operations	—	—
Net cash provided by (used in) financing activities	52.7	(123.0)
Increase (decrease) in cash and cash equivalents	7.1	(6.0)
Cash and cash equivalents - beginning of year	34.6	46.1
Cash and cash equivalents - end of period	$41.7	$40.1

Capital Expenditures
Business Line	2018 Estimated	2019 Estimated	2020 Estimated	2018 - 2022 Total Estimated
	(In millions)
Regulated energy delivery
Electric	$212	$107	$98	$600
Natural gas distribution	197	211	172	885
Pipeline and midstream	97	100	109	349
	506	418	379	1,834
Construction materials and services
Construction services	33	16	16	100
Construction materials and contracting	130	78	76	433
	163	94	92	533
Other	3	2	1	8
Total capital expenditures	$672	$514	$472	$2,375
Note: Total capital expenditures are presented on a gross basis.
Capital expenditures for 2018 through 2022 include line-of-sight opportunities at the company's business units and completed acquisitions at the construction materials and contracting business. Other targeted acquisitions would be incremental to the outlined capital program. Estimated operating cash flows are $460 million to $485 million in 2018.

Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment and EBITDA from continuing operations. The company believes that these non-GAAP financial measures are useful to investors in evaluating the company's financial performance and valuation, especially based on the diversity of the company's operations. The company's management uses the non-GAAP measures in conjunction with GAAP results when evaluating the company's operating results and calculating compensation packages.
The company presents EBITDA by operating segment and EBITDA from continuing operations on a consolidated basis in this press release. The company defines EBITDA as earnings attributable to the operating segment before interest, taxes, depreciation, depletion and amortization, and EBITDA from continuing operations as income from continuing operations before interest, taxes, depreciation, depletion and amortization. The company's management considers it a useful financial measure in evaluating the operating performance of the company as well as each operating segment due to the diverse operations performed at each segment. The company believes EBITDA and EBITDA from continuing operations are useful measures in providing meaningful information about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. The presentation of EBITDA and EBITDA from continuing operations also is provided for investment professionals who use such metrics in their analyses. The investment community often uses these metrics to assess the operating performance of a company’s business and to provide a consistent comparison of performance from period to period. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.
The following table provides a reconciliation of consolidated GAAP earnings to EBITDA from continuing operations. The reconciliation for each operating segment's EBITDA is included with each operating segment's condensed income statement.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(In millions)
Earnings on common stock	$43.8	$40.6	$86.2	$77.8
Less:
Loss on redemption of preferred stocks	—	(.6)	—	(.6)
Dividends declared on preferred stocks	—	—	—	(.1)
Net income	43.8	41.2	86.2	78.5
(Income) loss from discontinued operations, net of tax	.3	3.2	(.2)	1.5
Income from continuing operations	44.1	44.4	86.0	80.0
Adjustments:
Interest expense	20.8	20.8	41.3	41.1
Income taxes	10.7	15.3	18.3	27.5
Depreciation, depletion and amortization	53.5	51.6	106.3	103.0
EBITDA from continuing operations	$129.1	$132.1	$251.9	$251.6
The earnings discussion that follows includes financial information prepared in accordance with GAAP, as well as another financial measure, adjusted gross margin, that is considered a non-GAAP financial measure as it relates to the company's electric and natural gas distribution segments. The presentation of adjusted gross margin is intended to be a helpful supplemental measure for investors’ understanding of the segments' operating performance. This non-GAAP measure should not be considered as an alternative to, or more meaningful than,

GAAP measures such as operating income (loss) or earnings (loss). The company's adjusted gross margin measure may not be comparable to other companies’ gross margin measures.
In addition to operating revenues and operating expenses, management also uses the non-GAAP measure of adjusted gross margin when evaluating the results of operations for the electric and natural gas distribution segments. Adjusted gross margin for the electric segment is calculated as operating revenue less cost of electric fuel and purchased power and certain taxes, other than income. Adjusted gross margin for the natural gas distribution segment is calculated as operating revenues less purchased natural gas sold and certain taxes, other than income. These taxes, other than income included as a reduction to adjusted gross margin relate to revenue taxes. These segments pass on to their customers the increases and decreases in the wholesale cost of power purchases, natural gas and other fuel supply costs in accordance with regulatory requirements. As such, the segments' revenues are directly impacted by the fluctuations in such commodities. Revenue taxes fluctuate with revenues as they are calculated as a percentage of revenues. Period over period, the segments' operating income (loss) is generally not impacted by the increase or decrease in revenues since the change is directly related to the increase or decrease in wholesale cost of power purchases, natural gas or other fuel supply costs, nor is it impacted by revenue taxes since it is a direct result of revenues. The company's management believes the adjusted gross margin is an adequate supplemental measure as these items are included in both operating revenues and operating expenses. The company's management also believes that adjusted gross margin and the remaining operating expenses that calculate operating income (loss) are useful in assessing the company's utility performance as management has the ability to influence control over the remaining operating expenses.
The electric segment's operating income was $13.0 million and $13.2 million for the three months ended June 30, 2018 and 2017, respectively. Operating income for the three months ended June 30, 2018 and 2017, is calculated as operating revenues of $78.5 million and $74.6 million, respectively, less operating expenses of $65.5 million and $61.4 million, respectively. For the three months ended June 30, 2018, operating income decreased by $200,000 due to higher operation and maintenance expense; depreciation, depletion and amortization expense; and higher electric fuel and purchase power costs in the quarter. Partially offsetting these higher costs were higher operating revenues driven by increased sales of 5 percent to all major customer classes offset in part by reserves against revenues in certain jurisdictions for anticipated refunds to customers of the lower income taxes due to the enactment of the TCJA. For the three months ended June 30, 2018 and 2017, the segment's operating income of $13.0 million and $13.2 million, respectively, is adjusted by adding back operation and maintenance expense of $31.1 million and $29.3 million, respectively; depreciation, depletion and amortization expense of $12.5 million and $11.4 million, respectively; and certain taxes, other than income of $3.7 million and $3.7 million, respectively, to calculate adjusted gross margin of $60.3 million and $57.6 million, respectively.
The electric segment's operating income was $31.2 million and $35.5 million for the six months ended June 30, 2018 and 2017, respectively. Operating income for the six months ended June 30, 2018 and 2017, is calculated as operating revenues of $165.9 million and $162.8 million, respectively, less operating expenses of $134.7 million and $127.3 million, respectively. For the six months ended June 30, 2018 and 2017, the segment's operating income of $31.2 million and $35.5 million, respectively, is adjusted by adding back operation and maintenance expense of $61.2 million and $57.9 million, respectively; depreciation, depletion and amortization expense of $25.1 million and $23.4 million, respectively; and certain taxes, other than income of $7.5 million and $7.0 million, respectively, to calculate adjusted gross margin of $125.0 million and $123.8 million, respectively.
The natural gas distribution segment's operating income (loss) was $(4.4) million and $900,000 for the three months ended June 30, 2018 and 2017, respectively. Operating income (loss) for the three months ended June 30, 2018 and 2017, is calculated as operating revenues of $129.5 million and $131.6 million, respectively, less operating expenses of $133.9 million and $130.7 million, respectively. For the three months ended June 30, 2018, operating income decreased by $5.3 million due to higher operation and maintenance expense, which includes a non-recurring expense related to the recently approved WUTC general rate case settlement; lower operating revenues largely resulting from reserves against revenues in certain jurisdictions for anticipated refunds to customers due to the enactment of the TCJA and lower purchased natural gas sold passed through to customers; and higher depreciation, depletion and amortization expense. For the three months ended June 30, 2018 and 2017, the segment's operating income (loss) of $(4.4) million and $900,000, respectively, is adjusted by adding back operation and maintenance expense of $42.5 million and $39.0 million, respectively; depreciation, depletion and amortization expense of $17.7 million and $17.2 million, respectively; and certain taxes, other than income of $5.4 million and $5.1 million, respectively, to calculate adjusted gross margin of $61.2 million and $62.2 million, respectively.
The natural gas distribution segment's operating income was $44.2 million and $52.3 million for the six months ended June 30, 2018 and 2017, respectively. Operating income for the six months ended June 30, 2018 and 2017, is calculated as operating revenues of $462.2 million and $474.1 million, respectively, less operating expenses of $418.0 million and $421.8 million, respectively. For the six months ended June 30, 2018 and 2017, the segment's operating income of $44.2 million and $52.3 million, respectively, is adjusted by adding back operation and maintenance expense of $87.2 million and $80.0 million, respectively; depreciation, depletion and amortization expense of $35.4 million and $34.2 million, respectively; and certain taxes, other than income of $11.2 million and $10.2 million, respectively, to calculate adjusted gross margin of $178.0 million and $176.7 million, respectively.

Regulated Energy Delivery

Electric
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(Dollars in millions, where applicable)
Operating revenues	$78.5	$74.6	$165.9	$162.8
Electric fuel and purchased power	18.0	16.8	40.5	38.6
Taxes, other than income	.2	.2	.4	.4
Adjusted gross margin	60.3	57.6	125.0	123.8
Operating expenses:
Operation and maintenance	31.1	29.3	61.2	57.9
Depreciation, depletion and amortization	12.5	11.4	25.1	23.4
Taxes, other than income	3.7	3.7	7.5	7.0
Total operating expenses	47.3	44.4	93.8	88.3
Operating income	13.0	13.2	31.2	35.5
Earnings	$9.1	$7.8	$22.2	$22.2
Adjustments:
Interest expense	6.5	6.5	13.1	12.6
Income taxes	(1.7)	(1.0)	(2.8)	1.4
Depreciation, depletion and amortization	12.5	11.4	25.1	23.4
EBITDA	$26.4	$24.7	$57.6	$59.6
Retail sales (million kWh):
Residential	246.1	225.7	620.1	581.5
Commercial	355.1	348.0	757.4	744.9
Industrial	131.5	120.4	273.9	262.3
Other	23.4	24.8	46.0	47.2
	756.1	718.9	1,697.4	1,635.9
Average cost of electric fuel and purchased power per kWh	$.022	$.021	$.022	$.022
The electric business reported earnings of $9.1 million in the second quarter of 2018, compared to $7.8 million for the same period in 2017. The increase in earnings reflects higher electric adjusted gross margins resulting from 5 percent higher retail sales volumes to all major customer classes. Partially offsetting the increase was higher operation and maintenance expense, largely from increased contract services and payroll-related costs, as well as higher depreciation, depletion and amortization expense.
The electric business's EBITDA increased $1.7 million in the second quarter of 2018, compared to 2017, primarily the result of higher electric retail sales margins offset in part by higher operation and maintenance expense, as previously discussed.

Natural Gas Distribution
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(Dollars in millions, where applicable)
Operating revenues	$129.5	$131.6	$462.2	$474.1
Purchased natural gas sold	62.7	64.1	266.4	278.5
Taxes, other than income	5.6	5.3	17.8	18.9
Adjusted gross margin	61.2	62.2	178.0	176.7
Operating expenses:
Operation and maintenance	42.5	39.0	87.2	80.0
Depreciation, depletion and amortization	17.7	17.2	35.4	34.2
Taxes, other than income	5.4	5.1	11.2	10.2
Total operating expenses	65.6	61.3	133.8	124.4
Operating income (loss)	(4.4)	.9	44.2	52.3
Earnings (loss)	$(6.8)	$(2.8)	$25.8	$25.1
Adjustments:
Interest expense	7.3	7.5	14.9	15.3
Income taxes	(4.0)	(3.4)	4.8	12.7
Depreciation, depletion and amortization	17.7	17.2	35.4	34.2
EBITDA	$14.2	$18.5	$80.9	$87.3
Volumes (MMdk)
Retail sales:
Residential	8.3	8.3	36.4	36.5
Commercial	6.3	6.0	25.0	25.1
Industrial	1.0	1.0	2.4	2.5
	15.6	15.3	63.8	64.1
Transportation sales:
Commercial	.4	.4	1.1	1.1
Industrial	29.4	28.2	66.2	66.2
	29.8	28.6	67.3	67.3
Total throughput	45.4	43.9	131.1	131.4
Average cost of natural gas, including transportation, per dk	$4.01	$4.17	$4.18	$4.35
The natural gas distribution business reported a seasonal loss of $6.8 million in the second quarter of 2018, compared to a seasonal loss of $2.8 million for the same period in 2017. The decrease in earnings was driven by increased operation and maintenance expense reflecting certain adjustments related to the recent WUTC general rate case decision, including the effects of federal tax reform, and higher payroll-related costs. Also contributing to the decrease was higher depreciation, depletion and amortization expense due to increased plant additions.
The natural gas distribution business's EBITDA decreased $4.3 million in the second quarter 2018, compared to 2017, primarily the result of higher operation and maintenance expense.

Pipeline and Midstream
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(Dollars in millions)
Operating revenues	$30.6	$30.2	$61.2	$58.3
Operating expenses:
Operation and maintenance	14.6	13.9	29.7	27.7
Depreciation, depletion and amortization	4.4	4.1	8.7	8.2
Taxes, other than income	3.1	3.1	6.2	6.1
Total operating expenses	22.1	21.1	44.6	42.0
Operating income	8.5	9.1	16.6	16.3
Earnings	$5.7	$5.3	$11.0	$9.2
Adjustments:
Interest expense	1.3	1.3	2.5	2.5
Income taxes	1.9	3.0	3.6	5.5
Depreciation, depletion and amortization	4.4	4.1	8.7	8.2
EBITDA	$13.3	$13.7	$25.8	$25.4
Transportation volumes (MMdk)	88.2	79.5	166.5	146.5
Natural gas gathering volumes (MMdk)	3.7	4.1	7.4	8.0
Customer natural gas storage balance (MMdk):
Beginning of period	7.7	15.0	22.4	26.4
Net injection (withdrawal)	8.5	10.1	(6.2)	(1.3)
End of period	16.2	25.1	16.2	25.1
The pipeline and midstream business reported earnings of $5.7 million in the second quarter of 2018, compared to $5.3 million in 2017. The increase reflects lower income taxes due to the enactment of the TCJA and higher nonregulated project revenues. Increased transportation revenues and volumes from new projects were more than offset by decreased storage related revenue and higher depreciation, depletion and amortization expense. Also offsetting the increase was higher operation and maintenance expense largely resulting from increased nonregulated project costs.
The pipeline and midstream business's EBITDA decreased $400,000 in the second quarter of 2018, compared to 2017, primarily from higher operation and maintenance expense, partially offset by higher nonregulated project revenues.

Construction Materials and Services

Construction Services
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(In millions)
Operating revenues	$323.6	$336.3	$657.6	$635.9
Cost of sales:
Operation and maintenance	270.7	283.8	548.7	537.5
Depreciation, depletion and amortization	3.6	3.6	7.1	7.2
Taxes, other than income	9.5	10.6	22.3	22.6
Total cost of sales	283.8	298.0	578.1	567.3
Gross margin	39.8	38.3	79.5	68.6
Selling, general and administrative expense:
Operation and maintenance	19.1	16.4	36.4	32.4
Depreciation, depletion and amortization	.3	.4	.7	.8
Taxes, other than income	1.0	.9	2.4	2.2
Total selling, general and administrative expense	20.4	17.7	39.5	35.4
Operating income	19.4	20.6	40.0	33.2
Earnings	$14.1	$12.4	$29.2	$19.7
Adjustments:
Interest expense	.9	.9	1.8	1.8
Income taxes	4.7	7.5	9.6	12.5
Depreciation, depletion and amortization	3.9	4.0	7.8	8.0
EBITDA	$23.6	$24.8	$48.4	$42.0
The construction services business reported earnings of $14.1 million in the second quarter of 2018, compared to $12.4 million for the same period in 2017. The increase in earnings was the result of lower income tax expense due to the enactment of the TCJA. Higher gross margins were the result of increased outside specialty contracting workloads, driven by customer demand for outside equipment sales and rentals, partially offset by lower inside specialty contracting workloads. Offsetting the increase in gross margins was higher selling, general and administrative expense, primarily from payroll-related costs, which resulted in a decrease to operating income.
The construction services business's EBITDA decreased $1.2 million in the second quarter of 2018, compared to 2017, as a result of higher selling, general and administrative expense.

Construction Materials and Contracting
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(Dollars in millions)
Operating revenues	$509.6	$501.6	$723.0	$702.5
Cost of sales:
Operation and maintenance	426.0	418.1	624.9	606.4
Depreciation, depletion and amortization	14.0	13.5	27.0	26.2
Taxes, other than income	11.2	11.2	19.0	18.4
Total cost of sales	451.2	442.8	670.9	651.0
Gross margin	58.4	58.8	52.1	51.5
Selling, general and administrative expense:
Operation and maintenance	19.6	19.2	37.2	37.0
Depreciation, depletion and amortization	.5	.9	1.2	1.9
Taxes, other than income	1.0	.8	2.7	2.5
Total selling, general and administrative expense	21.1	20.9	41.1	41.4
Operating income	37.3	37.9	11.0	10.1
Earnings	$24.3	$21.2	$.8	$1.3
Adjustments:
Interest expense	4.5	3.9	8.1	7.5
Income taxes	8.4	12.8	1.3	1.5
Depreciation, depletion and amortization	14.5	14.4	28.2	28.1
EBITDA	$51.7	$52.3	$38.4	$38.4
Sales (000's):
Aggregates (tons)	7,647	7,374	11,494	10,879
Asphalt (tons)	1,975	1,830	2,201	2,045
Ready-mixed concrete (cubic yards)	948	1,037	1,520	1,599
The construction materials and contracting business reported earnings of $24.3 million in the second quarter of 2018, compared to $21.2 million in the same period in 2017. This increase in earnings was the result of lower income tax expense due to the enactment of the TCJA. Lower overall material product margins, which negatively impacted operating income, were partially offset by higher construction margins.
The construction materials and contracting business's EBITDA decreased $600,000 in the second quarter of 2018, compared to 2017. The decreased EBITDA largely resulted from the decrease in material product margins.

Other
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(In millions)
Operating revenues	$2.8	$1.9	$5.5	$4.0
Operating expenses:
Operation and maintenance	2.0	4.4	3.9	5.7
Depreciation, depletion and amortization	.5	.5	1.1	1.1
Taxes, other than income	.1	—	.1	.1
Total operating expenses	2.6	4.9	5.1	6.9
Operating income (loss)	.2	(3.0)	.4	(2.9)
Loss	$(2.3)	$(2.2)	$(3.0)	$(2.5)
Included in Other are general and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations as well as other income tax adjustments.

Discontinued Operations

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2018	2017		2018	2017
	(In millions)
Income (loss) from discontinued operations before intercompany eliminations, net of tax	$(.3)	$(1.1)		$.2	$2.8
Intercompany eliminations	—	(2.1)	*	—	(4.3)	*
Income (loss) from discontinued operations, net of tax	$(.3)	$(3.2)		$.2	$(1.5)
* Includes eliminations for the presentation of income tax adjustments between continuing and discontinued operations.
The results of operations for the exploration and production and refining businesses, except certain general and administrative costs and interest expense that do not meet the criteria for income (loss) from discontinued operations, are included in income (loss) from discontinued operations.

Other Financial Data
	June 30,
	2018		2017
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$12.50		$11.79
Market price per common share	$28.68		$26.20
Dividend yield (indicated annual rate)	2.8%		2.9%
Price/earnings from continuing operations ratio (12 months ended)	19.2	x	22.0	x
Market value as a percent of book value	229.4%		222.2%
Net operating cash flow (year to date)	$177		$139
Total assets	$6,534		$6,230
Total equity	$2,451		$2,303
Total debt	$1,853		$1,761
Capitalization ratios:
Total equity	57.0%		56.7%
Total debt	43.0		43.3
	100.0%		100.0%